EXHIBIT (H)(5)
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                                   SCHEDULE C
                         TO ACCOUNTING/PRICING AGREEMENT
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1.       Tax-Exempt Fund (Effective 5/1/93)
2.       Government Fund (Effective 5/1/93)
3.       S&P 100 Index Fund (Effective 5/1/93)
4.       PSE Tech 100 Index Fund (Effective 6/10/96)
5.       Geneva Growth Fund (Effective 1/1/99)
6.       Wisconsin Tax-Exempt Fund (Effective 6/13/94)
7. Cash Reserve Fund, including Class X (Retail Class) and Class Y (Institutional Class) (Effective 1/1/96)
8.       Dow Jones U.S. Health Care 100 Plus Fund (Effective 4/17/01)
9.       Dow Jones U.S. Financial 100 Plus Fund (Effective 4/17/01)
10.      Strategic Allocation Fund (Effective 12/10/03)
11.      Dow Jones Dividend Income Fund (Effective 3/1/05)